File Nos. 333-33225
                                       333-33225-01, 333-33225-02, 333-33225-03,
                                       333-33225-04, 333-33225-05, 333-33225-06
                                       Filed pursuant to Rule 424(b)(3)

                              Prospectus Supplement
                     (to Prospectus dated December 11, 1997)
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): January 29, 1998


                       AMERISERVE FOOD DISTRIBUTION, INC.*


          Delaware                     000-19367                  75-2296149
(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
      of Incorporation)                                      Identification No.)



                              14841 Dallas Parkway
                            Dallas, Texas 75240-2100
                    (Address of Principal Executive Offices)


                                 (972) 338-7000
              (Registrant's telephone number, including area code)


*This Current Report on Form 8-K is also filed on behalf of the Registrant's operating subsidiaries that are guarantors of certain debt securities of the Registrant that are registered under the Securities Act of 1933.

--------------------------------------------------------------------------------

           The date of this Prospectus Supplement is February 4, 1998.

ITEM 5. OTHER EVENTS.

          On January 29, 1998, AmeriServe Food Distribution, Inc. (the "Company"), a Delaware corporation and wholly owned subsidiary of Nebco Evans Holdings Company ("Parent"), Steamboat Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and ProSource, Inc., a Delaware corporation ("ProSource"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing that, among other things, Merger Sub will be merged (the "Merger") with and into ProSource, with ProSource as the surviving corporation. Pursuant to the Merger Agreement, each share of ProSource Class A Common Stock, par value $0.01 per share ("Class A Shares"), and each share of ProSource Class B Common Stock, par value $0.01 per share ("Class B Shares" and together with the Class A Shares, the "Shares"), will be converted into the right to receive $15.00 in cash without interest (the "Merger Consideration"). Following the Merger, ProSource will become a direct wholly owned subsidiary of the Company and an indirect wholly owned subsidiary of Parent.

          The Merger is subject to the approval of ProSource's stockholders, the expiration of antitrust waiting periods and certain other customary conditions.

          In connection with the Merger, the Company and Merger Sub have entered into a Voting Agreement (the "Voting Agreement") with Onex DHC LLC, a Wyoming limited liability company, and certain of its affiliates (together, the "Stockholders") which, as of the date hereof, are the beneficial owners of 496,583 Class A Shares (representing approximately 14.2% of the Class A Shares outstanding) and 5,218,072 Class B Shares (representing approximately 88.6% of the Class B Shares outstanding). Because the Class B Shares are entitled to ten votes per share and the Class A Shares are entitled to one vote per share, the Stockholders' Shares represent approximately 84.4% of the voting power with respect to ProSource. Pursuant to the Voting Agreement the Stockholders have, among other things, (i) agreed to vote all of their Shares in favor of the Merger and against certain competing transactions, (ii) agreed not to sell or transfer any of their Shares prior to the effective time of the Merger or termination of the Voting Agreement, and (iii) granted Merger Sub an irrevocable option to acquire their Shares at a price per share equal to the Merger Consideration. The Option is exercisable within 30 days after termination of the Merger Agreement (other than a termination upon mutual consent or a termination by ProSource based on an actual material breach by the Company of its obligations under the Merger Agreement). In the event that Merger Sub exercises its option under the Voting Agreement, it will be required to make a cash tender offer for the remaining Shares not held by it at a price per share equal to the Merger Consideration. At a meeting held on January 29, 1998, the Board of
Directors of ProSource approved the Merger Agreement. Because the Stockholders have agreed to vote all of their Shares in favor of the Merger and such Shares represent approximately 84.4% of the voting power, the approval and adoption of the Merger Agreement by ProSource's stockholders is assured.

          The foregoing description of the Merger, the Merger Agreement and the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Voting Agreement, copies of which are attached hereto as Exhibits

2.1 and 2.2, respectively, and are incorporated herein by reference. A copy of the joint press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

 (c)      Exhibits.

         2.1      Agreement and Plan of Merger, dated as of January 29, 1998, by
                  and  among  AmeriServe  Food  Distribution,   Inc.,  Steamboat
                  Acquisition Corp. and ProSource, Inc.

         2.2 Voting Agreement, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition Corp. and Onex DHC LLC and certain of its affiliates.

         99.1     Joint Press Release, dated as of January 30, 1998.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AMERISERVE FOOD DISTRIBUTION, INC.



                                    By: /s/ John V. Holten
                                        Name:  John V.Holten
                                        Title: Chairman and Chief Executive
                                               Officer

                                INDEX TO EXHIBITS

       EXHIBIT                            DESCRIPTION
        NUMBER


         2.1      Agreement and Plan of Merger, dated as of January 29, 1998, by
                  and  among  AmeriServe  Food  Distribution,   Inc.,  Steamboat
                  Acquisition Corp. and ProSource, Inc.

         2.2 Voting Agreement, dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition Corp. and Onex DHC LLC and certain of its affiliates.

         99.1     Joint Press Release, dated as of January 30, 1998.